Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:  Andrew Gordon, President & CEO

Telephone:  (718) 832-0800

Coffee Holding Co., Inc. Announces Launch of New Gourmet Brand

STATEN ISLAND, New York – May 10, 2012.  Coffee Holding Co., Inc. (NASDAQ: JVA) (the “Company”) today announced the launch of a new gourmet brand, Superior Selections, with its joint venture Generations Coffee Co. LLC and Associated Wholesale Grocers, Inc.

“Coffee Holding Company through its joint venture Generations Coffee Co. LLC, is proud to announce the launching of a new upscale gourmet coffee program with Associated Wholesale Grocers located in Kansas City, Kansas.  We are pleased to be partnering once again with a company with the reputation and position in the industry that AWG maintains.  As one of the leading private wholesale grocers in the Midwest we believe this program will be highly beneficial for both companies’ sales in the fastest growing segment of the coffee industry, the upscale premium space,” said Andrew Gordon, President & CEO.

About Coffee Holding

Coffee Holding is a leading integrated wholesale coffee roaster and dealer in the United States and one of the few coffee companies that offers a broad array of coffee products across the entire spectrum of consumer tastes, preferences and price points.  Coffee Holding has been a family-operated business for three generations and has remained profitable through varying cycles in the coffee industry and the economy.  The Company’s private label and branded coffee products are sold throughout the United States, Canada and abroad to supermarkets, wholesalers, and individually owned and multi-unit retail customers.

Any statements that are not historical facts contained in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  We have based these forward-looking statements upon information available to management as of the date of this release and management’s expectations and projections about certain future events.  It is possible that the assumptions made by management for purposes of such statements may not materialize.  Actual results may differ materially from those projected or implied in any forward-looking statements.  Such statements may involve risks and uncertainties, including but not limited to those relating to product demand, pricing, market acceptance, the effect of economic conditions, intellectual property rights, the outcome of competitive products, risks in product development, the results of financing efforts, the ability to complete transactions, and other factors discussed from time to time in the Company’s Securities and Exchange Commission filings.  The Company undertakes no obligation to update or revise any forward-looking statement for events or circumstances after the date on which such statement is made.